TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Wild Oats Markets, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2003

TO OUR STOCKHOLDERS:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Wild Oats Markets, Inc. (the "Company"), will be held on May 5, 2003 at 2:00 p.m. local time at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. At the meeting, the Company’s stockholders will act on the following items:

1.	Election of three directors to hold office until the Annual Meeting of Stockholders in the year 2006.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 27, 2003.
3.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

All holders of record of shares of Wild Oats Markets, Inc. common stock at the close of business on March 7, 2003, are entitled to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Freya R. Brier
Vice President and Secretary
Boulder, Colorado
March 27, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE BY PHONE, INTERNET OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY PHONE OR INTERNET, FOLLOWING THE INSTRUCTIONS ON YOUR BALLOT. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING WILD OATS MARKETS, INC., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, WILD OATS MARKETS, INC., 3375 MITCHELL LANE, BOULDER, COLORADO 80301, OR ACCESS THE INFORMATION THROUGH OUR INTERNET SITE (www.wildoats.com), WE THANK YOU FOR SUPPORTING OUR COST AND ENVIONMENTAL IMPACT REDUCTION EFFORTS.

PROXY STATEMENT

WILD OATS MARKETS, INC.
3375 MITCHELL LANE
BOULDER, CO 80301

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Annual Meeting of Wild Oats Markets, Inc. to be held on May 5, 2003 at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 1, 2003 to all stockholders entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE MEETING?

Only holders of record of common stock at the close of business on March 7, 2003, will be entitled to notice of, and to vote at the Annual Meeting. At the close of business on March 7, 2003, we had outstanding and entitled to vote 29,705,475 shares of common stock. Each holder of record of common stock on such date has one vote for each share held on all matters to be voted upon at the Annual Meeting.

To hold the meeting, we must have a "quorum", or majority of the aggregate voting power of the common stock as of March 7, 2003 present in person or by proxy. As of March 7, 2003, 29,705,475 shares of common stock were outstanding. A quorum will be established if 14,852,738 shares are represented by person or proxy at the meeting.

All votes are counted by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions are counted as negative votes for purposes of the vote count. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

HOW DO I VOTE?

There are four different ways that those who are stockholders as of close of business on March 7, 2003, can cast their vote this year. You may cast your vote by:

1.

Telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank or broker). Telephonic votes may be cast through 12:00 p.m. (noon) Eastern Time on May 2, 2003;

2.	The Internet, at the address provided on each proxy or vote instruction card. Internet votes may be cast through 12:00 p.m. (noon) Eastern Time on May 2, 2003;
3.

Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals; or

4.

Attending the annual meeting (if your shares are registered directly in your name on Wild Oats’ books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in "street name") and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

If your shares are held in street name (that is, in the name of your broker), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

You can revoke a previously given proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation of proxy with the Corporate Secretary of Wild Oats at our executive offices at 3375 Mitchell Lane, Boulder, Colorado 80301. You can also revoke your proxy by casting a vote by mail, telephone or via the Internet received at a later date than the original proxy. Attending the Annual Meeting and voting in person may also revoke the proxy, but attendance at the meeting will not, by itself, revoke a proxy. The latest-dated, properly completed proxy that you submit whether by mail, telephone or Internet will count as your vote.

WHO PAYS FOR THE PROXIES?

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Wild Oats Markets, Inc. common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

HOW DOES A PROPOSAL GET ON THE BALLOT?

We intend to hold our 2003 Annual Meeting on or around May 1, 2004. We must receive proposals of stockholders that are intended to be presented at our Annual Meeting of Stockholders not later than November 13, 2003 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the "Board") shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. In December 2002, Mo Siegel resigned from the Board and Stacey Bell was appointed to fill the opening on the Board created by Mo Siegel’s resignation. David Ferguson resigned from the Board effective on January 30, 2003 and the Board appointed David Gallitano to fill his seat. In January 2003, the Board acted to increase the number of seats on the Board from seven to eight seats. Effective January 31, 2003, the Board appointed Mark Retzloff to fill the newly created seat on the Board, which shall be in the class of directors standing for election at the annual meeting in May 2003.

The Board of Directors is presently composed of eight members. There are three directors whose terms of office expire in 2003. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2006 Annual Meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that a nominee is unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee as we may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person up for re-election in May 2003, and for each person whose term of office as a director will continue after the Annual Meeting.

The current directors of the Company, including the nominees for election, and certain information about them are set forth below:
Name	Age	Principal Occupation / Employment	Term Expiration
John A. Shields	59	Chairman of the Board	2004
David M. Chamberlain	59	Vice Chairman of the Board; CEO and Chairman of The Stride Rite Corporation	2003
Stacey Bell	51	Vice President of Medical Research and Education at Sears Labs, Inc.	2004
Brian K. Devine	61	Chairman, President and CEO of Petco Animal Supplies, Inc.	2004
David Gallitano	55	President of Tucker, Inc.	2005
James B. McElwee	50	General Partner of Weston Presidio	2005
Mark Retzloff	54	Chief Executive Officer and Chairman of the Board of Rudi’s Organic Bakery	2003
Perry D. Odak	57	CEO and President of Wild Oats Markets, Inc.	2003

NOMINEES FOR ELECTION FOR A THREE YEAR TERM
EXPIRING AT THE 2006 ANNUAL MEETING

David M. Chamberlain has been the Vice-Chairman of the Board of the Company since July 1996 and a Director of the Company since July 1994. Mr. Chamberlain has held the positions of Chairman and Chief Executive Officer of The Stride Rite Corporation since November 4, 1999. Mr. Chamberlain held the positions of President, Chairman and Chief Executive Officer of Genesco, Inc., a shoe wholesaler/retailer company, from October 1994 through January 1997, and was the Chairman of its board of directors until November 1999.

Perry D. Odak has been the Chief Executive Officer, President and a Director of the Company since March 2001. Mr. Odak was with Ben & Jerry’s Homemade, Inc. from January 1997 through January 2001, as Chief Executive Officer, President and Director. From 1990 though 1996, Mr. Odak was a principal in Odak, Pezzani & Company, a private management consulting firm. Mr. Odak is a member of Cornell University’s College of Agriculture and Life Sciences Advisory Council, Cornell University’s Council and the Honorary Chairman of the fundraising campaign "Cultivating Excellence" for the State University of New York College of Agriculture and Technology at Cobleskill. Mr. Odak was given an Honorary Doctor of Science degree from the State University of New York in May 2001.

Mark Retzloff has served as a Director of the Company since his appointment in January 2003, to fill a newly created seat on the Board. Mr. Retzloff currently serves as Chief Executive Officer and Chairman of the Board of Rudi’s Organic Bakery. As co-founder of Horizon Organic Dairy in 1991, Mr. Retzloff served in several capacities within the company, including Chairman, President, Vice President of Sales and Marketing, Senior Vice President of Corporate Development and President of the company’s international business, until his resignation in August 2002. Mr. Retzloff also served as President, Chief Executive Officer and Chairman of the Board of Alfalfa’s Markets, Inc., a chain of natural food markets merged with Wild Oats in 1996, from its founding until 1991. Mr. Retzloff has received numerous industry awards, including the esteemed Organic Trade Association’s 2002 Organic Leadership Award for outstanding individual achievement. He also currently serves on the Boards of Pro Organics, Bella Essentials, Rapunzel Pure Organics, as well as several nonprofit organizations.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

John A. Shields has been Chairman of the Board of the Company since July 1996. Mr. Shields was a member of the board of directors of Alfalfa’s, Inc., which merged with the Company in 1996, from June 1995 to July 1996. He was Chairman of the Board of Homeland Stores, Inc. from October 1997 to October 2001. From January 1994 through December 1997, he was Chairman of the Board of Delray Farms Markets, a chain of produce, meat and deli markets. From 1983 until 1993, Mr. Shields was President and Chief Executive Officer of First National Supermarkets. He is currently a director of Shore Bank and Trust Company.

Brian K. Devine has been a Director of the Company since October 1997. Mr. Devine is Chairman, President and Chief Executive Officer of Petco Animal Supplies, Inc., and has been with Petco since August 1990. Prior to joining Petco, Mr. Devine was President of Krause’s Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine held several positions with Toys "R" Us, including Senior Vice President, Director of Stores. Currently, Mr. Devine serves as Director of the National Retail Federation, Students for Free Enterprise, International Mass Retail Association and serves on Georgetown University’s College Board of Advisors.

Dr. Stacey Bell has served as a Director for the company since December 2002. Since September 2002, Dr. Bell has served as Vice President of Medical Research and Education at Sears Labs in Marblehead, Mass. and has overseen development of functional food products for Advanced Functional Foods International, Inc. since June 2002. From June 1999 through November 2001, Dr. Bell was employed by Functional Foods, LLC and Functional Foods, Inc., where Dr. Bell was responsible for development of products for use in the treatment of human disease and conditions. During the first half of 1999, Dr. Bell was employed by Medical Foods, Inc., where Dr. Bell was engaged in the development of food products for use in the treatment of people with chronic disease. From 1987 through 1998, Dr. Bell conducted clinical research trials for the New England Deaconess Hospital and Harvard Medical School.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

David Gallitano has served as a Director for the Company since January 30, 2003. Mr. Gallitano is the President of Tucker, Inc., a private consulting corporation. Mr. Gallitano was the Chairman and Chief Executive Officer of Columbia National, Inc. from May 1993 until June 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated where he headed the company’s Principal Transactions Group from December 1986 through May 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from January 1984 through December 1986. Mr. Gallitano joined the Board of Directors for APW Ltd. in March 2003. The Board has designated Mr. Gallitano as the audit committee financial expert.

James B. McElwee has been a Director of the Company since July 1993. Since November 1992, Mr. McElwee has been a general partner of Weston Presidio. From July 1979 until November 1992, he was Senior Vice President and a Managing Director of the Security Pacific Venture Capital Group.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 28, 2002 the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee and a Real Estate Committee. During fiscal 2002, all directors attended at least 75% of the meetings of the Board and each committee of the Board on which the directors served.

THE AUDIT COMMITTEE

The Audit Committee consists of John A. Shields, David Chamberlain and David Gallitano. Messrs. Chamberlain and Gallitano joined the Audit Committee in January 2002. The Board of Directors has determined that David Gallitano qualifies as an "audit committee financial expert" as the term is defined by the Securities and Exchange Commission, Final Rule [Release No. 33-8177]. The Board of Directors has determined that Mr. Gallitano is independent of management. See Directors Continuing in Office Until the 2005 Annual Meeting for a biography of Mr. Gallitano

The Audit Committee reviews accounting policies and reports, appoints the Company’s independent public accountants and meets with such accountants to discuss audit results and issues related to audit services. See Report of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee and the same was included as an Appendix to the Company’s proxy statement for the 2000 annual meeting. All members of the Audit committee are independent as defined by the rules of the Securities Exchange Commission and National Association of Securities Traders. In fiscal 2002, the Audit Committee held six meetings.

THE COMPENSATION COMMITTEE

The Compensation Committee consists of David M. Chamberlain, David Gallitano and James B. McElwee. Mr. Gallitano joined the Compensation Committee in March 2002. The Compensation Committee reviews the Company’s compensation programs, approves grants of options and execution of employment agreements, and makes recommendations to the Board concerning salaries and incentive compensation for staff members and consultants of the Company. See Executive Compensation – Report of The Compensation Committee. In fiscal 2002, the Compensation Committee held four meetings.

THE REAL ESTATE COMMITTEE

The Real Estate Committee consists of John Shields, Brian K. Devine and Mark Retzloff. The Real Estate Committee reviews proposed locations for the Company’s operations, discusses site criteria and approves the execution of leases for new and relocation sites. In fiscal 2002, the Real Estate Committee held four meetings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three non-employee directors: Messrs. Shields, Chamberlain and Gallitano. Messrs. Chamberlain and Gallitano joined the Audit Committee in January 2002. The members of the Audit Committee are "independent" as required by and in compliance with the listing standards of the NASDAQ. The Audit Committee operates pursuant to a written charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Management of the Company has the primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. During fiscal 2002, the Audit Committee met with the Company’s independent accountants, PricewaterhouseCoopers LLP, on four occasions outside the presence of the Company’s management and staff to discuss the Company’s accounting procedures and policies.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. This statement requires that the Audit Committee and the independent accountants discuss issues including the auditors’ responsibility, the Company’s significant accounting policies, the estimates made by the Company and the bases therefor, significant audit adjustments, disagreements with management over accounting principles, and any significant difficulties encountered in performing the audit. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with representatives of PricewaterhouseCoopers their independence. Based on the Audit Committee’s review of the audited financial statements and the Audit Committee’s discussions with management about the audited financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 28, 2002 be included in the Company’s Annual Report filed on Form 10-K.

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ending December 28, 2002 included in the Company’s report filed on Form 10-K, and the reviews of the financial statements included in the Company’s three quarterly reports filed on Form 10-Q were $316,000.

Financial information System Design and Implementation Fees. PricewaterhouseCoopers LLP did not provide services, or bill fees related to software or hardware design or implementation for the fiscal year ending December 28, 2002.

All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than the audit services covered above, for the fiscal year ending December 28, 2002, were $150,500. These services included tax research, audit of our 401(k) plan and assistance in preparing two registration statements for the registration of our common stock filed on Form S-3 and one filed on Form S-8 by the Company. The Audit Committee has considered whether the provision of these services is compatible with the maintenance of the independence of PricewaterhouseCoopers LLP and has determined that providing these services has not undermined their independence. The Audit Committee pre-approved all non-audit services.

2002 AUDIT COMMITTEE

John A. Shields

David Chamberlain

David Gallitano

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee, on behalf of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 27, 2003 and has further directed that we submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION ON MANAGEMENT AND CERTAIN SECURITY HOLDERS

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the Executive Officers of the Company as of March 1, 2003:

Name	Age	Position
Perry D. Odak (1)	57	Chief Executive Officer, President and Director
Bruce M. Bowman	50	Senior Vice President, Operations
Stephen P. Kaczynski	49	Senior Vice President, Sales and Merchandising
Edward F. Dunlap	47	Chief Financial Officer
Freya R. Brier	45	Vice President, Legal, General Counsel and Corporate Secretary
Terry E. Maloy	51	Chief Marketing Officer
Peter F. Williams	45	Vice President, Human Resources

____________________

See Proposal 1 – Nominees for Election for a Three Year Term Expiring at the 2006 Annual Meeting for a biography of Mr. Odak.

Bruce M. Bowman joined the Company as Senior Vice President of Technology and Logistics in May 2001 and was named Senior Vice President, Operations in September 2001. Prior to joining the Company, Mr. Bowman was Senior Director of Operations (August 1995 to January 2001) and COO (June 1996 to January 2001) at Ben & Jerry’s Homemade, Inc., a multi-national frozen dessert marketer and manufacturer. Prior to Ben & Jerry’s, Mr. Bowman was Senior Vice President of Operations (April 1991 to August 1995) at Tom’s Foods, Inc., a food manufacturing company, and held numerous other senior positions at Tom’s Foods, Inc. from 1985 to 1991.

Stephen P. Kaczynski joined the Company as Senior Vice President, Sales and Merchandising in April 2001. Prior to joining the Company, Mr. Kaczynski was employed by Giant Food Stores, Inc., a division of Ahold U.S.A, from 1996 through 2000, most recently as Executive Vice President of Sales and Marketing. In such capacity, Mr. Kaczynski was responsible for promotions, merchandising, pricing, procurement and media, both print and electronic. Commencing in 1990 and continuing through 1995, Mr. Kaczynski was employed by Edwards, a division of Giant Foods, most recently holding vice president positions in each of Perishables and Meat/Seafood.

Edward F. Dunlap joined the Company as Chief Financial Officer in December 2001. Mr. Dunlap was with GAP, Incorporated from May 1996 through November 2001, most recently as Vice President and Finance Director-Europe, and prior to that as Vice President –Finance and International Business Development. From 1994 to 1996, Mr. Dunlap was Vice President, Planning and Business Development for R.J. Reynolds Tobacco Worldwide and from 1985 to 1994 was with PepsiCo Inc., most recently as Vice President Finance and Chief Financial Officer of the European Division.

Freya R. Brier joined the Company as General Counsel in December 1996 and has been Vice President, Legal since July 1997. Ms. Brier was Assistant Secretary of the Company from 1997 through 2001, and Secretary since August 2001. Ms. Brier was Corporate Counsel for Synergen, Inc. from January 1993 through January 1995, and a legal consultant to Amgen, Inc. from February 1995 to November 1996. Prior to joining Synergen, Ms. Brier was a partner with the Denver law firm of Holme Roberts & Owen LLP.

Terry E. Maloy joined the Company as its Chief Marketing Officer in July 2001. Prior to joining the Company, Mr. Maloy was Senior Vice President of Marketing at Dick’s Sporting Goods from February 2000 to March 2001. From 1998 to 2000 Mr. Maloy was Vice President of Sales and Marketing for Sam’s Club, a division of Wal-mart. From 1974 to 1998 Mr. Maloy was with American Stores Inc., serving in a variety of key senior positions in Operations, Merchandising and Marketing.

Peter F. Williams joined the Company as Vice President, Human Resources in December 1997. Prior to joining the Company, Mr. Williams was with Boston Chicken, Inc., serving most recently as Senior Director of Human Resources from 1993 to April 1997.

TRANSACTIONS WITH MANAGEMENT

As part of Mr. Odak’s employment agreement, the Company agreed to purchase Mr. Odak’s residence in York, Pennsylvania if he was unable to sell it within a specified period of time. In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. At December 28, 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. On March 6, 2003, the Company remitted the $1.6 million to the relocation service.

MANAGEMENT INDEBTEDNESS

In March 2001, as part of his employment arrangement with the Company, Perry Odak, the Company’s Chief Executive Officer, President, and a Director of the Board, purchased 1,332,649 shares of common stock for $6.969 per share for an aggregate purchase price of $9.28 million. Payment of $0.01 per share was made on the purchase date, the balance being paid by delivery of a full recourse, five-year promissory note from Mr. Odak to the Company, which has been reflected on our balance sheet in stockholder’s equity as "note receivable, related party".

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 3, 2003 by: (i)  the executive officers named under Compensation of Directors and Executive Officers in the Summary Compensation Table; (ii) each director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. All share amounts have been adjusted for 3-for-2 splits of the common stock in January 1998 and December 1999.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned (%) (2)
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	3,576,050	12.03%
T. Rowe Price Associates, Inc (4) 100 E. Pratt Street Baltimore, MD 21202	2,611,700	8.79%
Credit Suisse Asset Management LLC 466 Lexington Avenue New York, New York 10017	2,603,000	8.76%
J.P. Morgan Partners (SBIC), LLC 1221 Avenue of the Americas, 39th Floor New York, NY 10020-1080	2,351,828	7.91%
Michael C. Gilliland (5) 6150 Monarch Road Longmont, CO 80503	2,273,634	7.65%
Elizabeth C. Cook (5) 6150 Monarch Road Longmont, CO 80503	2,273,634	7.65%
Perry D. Odak (6) 3375 Mitchell Lane Boulder, CO 80301	1,362,555	4.58%
John A. Shields (7)	316,307	*
David M. Chamberlain (8)	137,224	*
Stacey Bell (9)	7,421	*
Brian K. Devine (10)	82,780	*
David Gallitano (11)	7,314	*
James B. McElwee (12)	86,251	*
Mark Retzloff (13)	15,000	*
Bruce Bowman (14)	91,086	*
Stephen Kaczynski (15)	68,887	*
Freya R. Brier (16)	65,868	*
Peter Williams (17)	42,842	*
Ed Dunlap (18)	42,013	*
Terry Maloy (19)	25,902	*
All executive officers and directors as a group (14 persons) (20)	2,365,075	7.95%

____________________

*	Less than one percent.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership information is based on most recent Form 3, 4 and 5 and 13D and 13G filings with the Securities and Exchange Commission and reports made directly to the Company. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 3, 2003, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of ownership is based on 29,705,475 common stock outstanding as of March 3, 2003.
(3)	Consists of 3,576,050 shares, of which the holder has shared voting power over 1,706,300 shares and shared dispositive power over the full number of shares.
(4)	Consists of 2,611,700 shares of which the holder has sole voting power over 762,100 shares and sole dispositive power over the full number of shares.
(5)

The most recent information concerning the beneficial ownership of Mr. Gilliland and Ms. Cook is a report to the Company made by Mr. Gilliland and Ms. Cook dated March 7, 2002. Mr. Gilliland and Ms. Cook are married. Consists of 914,968 shares held by Mr. Gilliland, 318,543 shares held by Elizabeth C. Cook, 14,625 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 14,625 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 30,381 shares held by the Wild Oats Community Foundation, 15,970 shares held by the Ian Patrick Gilliland 1993 Trust, 15,969 shares held by the Stella Elizabeth Gilliland 1993 Trust and 937,147 shares held by the Gilliland/Cook Family Limited Liability Partnership.

(6)	Consists of 1,332,649 shares and 29,906 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Odak.
(7)	Consists of 83,193 shares and 233,114 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Shields.
(8)	Consists of 30,642 shares held by Mr. Chamberlain and 106,582 shares subject to stock options that are exercisable within 60 days of March 3, 2003.
(9)	Consists of 7,421 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Dr. Bell.
(10)	Consists of 82,780 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Devine.
(11)	Consists of 1,000 shares and 6,314 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Gallitano.
(12)	Consists of 1,515 shares and 84,736 shares subject to stock options that are exercisable within 60 days of March 3, 2003, held by Mr. McElwee.
(13)	Consists of 10,000 shares and 5,000 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Retzloff.
(14)	Consists of 1,436 shares and 89,650 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Bowman.
(15)	Consists of 68,887 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Kaczynski.
(16)	Consists of 3,424 shares and 62,444 shares subject to stock options exercisable within 60 days of March 3, 2003 held by Ms. Brier
(17)	Consists of 42,842 shares subject to stock options exercisable within 60 days of March 3, 2003 held by Mr. Williams.
(18)	Consists of 1,111 shares and 40,902 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Dunlap.
(19)	Consists of 25,902 shares subject to stock options that are exercisable within 60 days of March 3, 2003 held by Mr. Maloy.
(20)	Includes shares directly and indirectly owned and options exercisable within 60 days of March 3, 2003 for officers and directors identified in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company failed to file on a timely basis one Form 3, relating to the disclosure that Dr. Bell was appointed a Director of the Company in December 2002.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

In fiscal 2002, each director received $3,000 per meeting attended by such director, and $750 for participation in telephonic meetings and committee meetings, which fees may be paid, at the election of the director, in nonqualified stock options. John A. Shields, Chairman of the Board, receives $5,000 per month as additional compensation for his participation as Chairman of the Board. All directors have elected to accept options to purchase the Company’s common stock in lieu of the cash payment. Options in lieu of cash payments are granted at 85% of the current market value on the day of the grant, and the shares are fully vested on the grant date. Reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each regular or special meeting of the Board of Directors is available to each non-employee director.

New non-employee members to the Board receive an option grant for 20,000 shares at an exercise price equal to the closing price of the Company’s common stock on NASDAQ on the date of joining the Board as compensation for joining the Board, vesting over a three-year period. Current non-employee directors receive an annual option grant of 10,000 shares for their participation on the Board. Options granted in 2001 or earlier for acting on the Board vested over a three-year period and have an exercise price equal to the closing price of the Company’s stock on the NASDAQ Market on the date of grant. Options granted after 2001 vest over one year and have an exercise price equal to the closing price of the Company’s stock on the NASDAQ Market on the date of grant.

DIRECTOR OPTION GRANTS FOR FISCAL 2002

In fiscal 2002, the directors received the following grants of nonqualified options exercisable for shares of common stock in lieu of cash payments for participation in board and/or committee meetings: Mr. Shields – 8,600 shares, Mr. Chamberlain –6,693 shares, Mr. Devine – 6,845 shares, Mr. Ferguson – 7,779 shares, Mr. McElwee – 7,779 shares; and Mr. Siegel –5,021 shares. For director participation on the Board in fiscal 2002, the Compensation Committee approved grants of nonqualified options exercisable for 10,000 shares each of common stock to Messrs. Shields, Chamberlain, Devine, Ferguson, McElwee and Siegel. For participation as Chairman in fiscal 2002, the Compensation Committee approved grants of nonqualified options exercisable for 22,703 shares to Mr. Shields. Mr. Shields received an additional grant of 36,836 options, in lieu of cash payment in the amount of $60,000, vesting over three years, in recognition for his extraordinary efforts as Chairman of the Board.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for the fiscal year ended December 28, 2002, and the two preceding fiscal years, compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, (i) the current Chief Executive Officer and (ii) the Company’s four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)

Perry D. Odak CEO and President	2002 2001 (5)	500,000 394,231	250,000 (1) 20,000 (6)	170,067 (2) -	8,875 (3)(4) 866 (3)
Bruce Bowman Sr. VP of Operations	2002 2001 (9)	280,000 161,538	50,000 (7)	23,333 180,000	105,914 (4)(8)
Ed Dunlap Chief Financial Officer	2002 2001 (11)	260,000 -	75,000 -	23,333 -	31,404 (8)(10) -
Stephen P. Kaczynski Sr. VP of Merchandising	2002 2001 (13)	250,000 149,500	500 (12) 50,000 (6)	23,333 150,000	0
Terry Maloy Chief Marketing Officer	2002 2001 (14)	215,000 86,826	500 (12)	23,333	62,161 (8) 10,994 (8)

____________________

(1)	Mr. Odak's bonus was applied to the repurchase of his former residence. See Employment Agreements – Perry Odak and Transactions with Management.
(2)	Does not include Mirror Options. See Executive Officer Option Grants for Fiscal 2002 for description of the Mirror Options.
(3)	Includes the value of the use of a personal vehicle paid for by the Company.
(4)	Includes the matching contribution made by the Company to the Named Executive’s 401(k) account.
(5)	Mr. Odak was hired in March 2001 and only has a partial year of reported compensation.
(6)	Signing bonus.
(7)	See Employment Agreements – Bruce Bowman.
(8)	Includes relocation reimbursement.
(9)	Mr. Bowman was hired in May 2001 and only has a partial year of reported compensation.
(10)	Includes the matching contribution made by the Company to the Named Executive’s Deferred Compensation Plan account.
(11)	Mr. Dunlap was hired in late December 2001 and did not earn income in 2001.
(12)	Gift Certificate awarded by the Company.
(13)	Mr. Kaczynski was hired in May 2001 and only has a partial year of reported compensation.
(14)	Mr. Maloy was hired in August 2001 and only has a partial year of reported income.

EXECUTIVE OFFICER OPTION GRANTS FOR FISCAL 2002

In August 1996 the Company adopted the Wild Oats Markets, Inc. 1996 Equity Incentive Plan (the "1996 Plan"), under which the Company may, from time to time, issue options exercisable for shares of the common stock, stock bonuses and rights to purchase restricted common stock. The 1996 Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock and stock bonuses to employees and members of the Board of Directors. Awards under the 1996 Plan are granted at the discretion of the Board to reward past performance by employees and members of the Board, as an incentive for future performance, and to recruit and retain qualified personnel. Options granted to employees under the 1996 Plan are treated for tax purposes as incentive stock options, and options granted to non-employee directors are treated for tax purposes as nonqualified stock options. In October 2001 the Company created the 2001 Non-Officer/Non-Director Stock Option Plan (the "2001 Plan"), under which grants of nonqualified stock options could be made to employees of the Company who are not officers or directors. Executive officers are not eligible to receive grants of options under the terms of the 2001 Non-Officer/Non-Director Stock Option Plan. The Board determines the exercise price of options under the 1996 Plan and the 2001 Plan. Under the 1996 Plan, the exercise price of incentive stock options cannot be less than 100% of the fair market value of the common stock on the grant date, and under both the 1996 Plan and the 2001 Plan, the exercise price of nonqualified stock options cannot be less than 85% of fair market value of the common stock on the grant date. The options expire ten years after grant if not terminated earlier pursuant to the terms of the plans. All options available for grant under the 2001 Plan have been granted. A total of 140,000 stock options were awarded to executive officers in recognition of 2002 performance.

In 2001 the Company created individual stock option plans as an inducement to accept employment with the Company for four new members of the executive team: Bruce Bowman, Senior Vice President, Operations; Stephen Kaczynski, Senior Vice President, Sales and Merchandising; Terry Maloy, Chief Marketing Officer; and Edward Dunlap, Chief Financial Officer. These individual stock option plans provide for the grant of nonqualified stock options to the named individual at not less than 85% of the fair market value of the stock on the date of grant. The options expire ten years after grant if not terminated earlier pursuant to the terms of the plans. The number of shares reserved for issuance under each plan is as follows: Bruce Bowman Equity Incentive Plan, 180,000 shares; Stephen Kaczynski Equity Incentive Plan, 50,000 shares; Terry Maloy Equity Incentive Plan, 60,000 shares; and Edward Dunlap Equity Incentive Plan, 120,000 shares. All options available for grant under the individual plans have been granted. Until the creation of these four individual option plans, the options available for grant to executive officers came from the 1996 Plan.

As a result of the completion of an equity offering of 4.45 million shares of the Company’s common stock in September 2002, the Company issued options exercisable for 164,211 shares of the Company’s stock to Mr. Odak pursuant to the terms of his employment agreement. An additional 70,000 options, to which Mr. Odak would have been entitled under his employment agreement, were issued to executives of the Company designated by Mr. Odak in recognition of 2002 performance: Bruce Bowman, Freya Brier, Ed Dunlap, Steve Kaczynski, Terry Maloy and Peter Williams. The Company also issued an additional 70,000 options (the "Mirror Options") to Mr. Odak, provided that the options granted to Mr. Odak are only exercisable as the options granted to the designated executives terminate (as opposed to expire) without exercise. The Company also made a matching grant of 70,000 additional options from the Company’s 1996 Equity Incentive Plan in recognition of 2002 performance to Bruce Bowman, Freya Brier, Ed Dunlap, Steve Kaczynski, Terry Maloy and Peter Williams.

The following table sets forth for the Named Executive Officers certain information regarding options granted in the fiscal year ended December 28, 2002:

Name	# of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2002(1)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2) 5% ($) 10% ($)
Perry D. Odak (3)	5,856 164,211	0.01 32.58	$ 8.12 11.12	3/21/12 9/03/12	29,904 1,148,378	75,784 2,910,216
Bruce Bowman	23,333	4.63	11.12	9/03/12	163,175	413,517
Ed Dunlap	23,333	4.63	11.12	9/03/12	163,175	413,517
Stephen Kaczynski	23,333	4.63	11.12	9/03/12	163,175	413,517
Terry Maloy	23,333	4.63	11.12	9/03/12	163,175	413,517

____________________

(1)	Based on all options granted to the named individual in fiscal 2002 as a percentage of 503,901 shares of common stock under options granted to all employees during fiscal 2002.
(2)

The potential realizable value is based on the term of the option at its time of grant (10 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The percentage rates of appreciation shown are for disclosure purposes only, and may not reflect actual stock performance.

(3)	Does not include Mirror Options. See Executive Officer Option Grants for Fiscal 2002 for a description of the Mirror Options.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth for the Named Executive Officers the number and value at December 28, 2002 of unexercised options and options exercised during the fiscal year by the Named Executive Officers:

Name	Number of Shares Acquired on Exercise	Aggregated Value Realized ($)(1)	Number of Unexercised Options at December 28, 2002 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 28, 2002 ($) Exercisable / Unexercisable (2)
Perry D. Odak (3)	0	0	11,360 / 170,067	$ 123,032.20 / $ 1,750,544.84
Bruce Bowman	0	0	72,706 / 203,334	$ 600,445.56 / $ 1,135,027.52
Ed Dunlap	0	0	31,458 / 143,334	$ 299,712.96 / $ 1,093,761.12
Stephen Kaczynski	0	0	53,541 / 173,333	$ 472,793.16 / $ 1,108,669.80
Terry Maloy	0	0	20,208 / 83,333	$ 142,756.71 / $ 521,646.25

____________________

(1)

Based on the difference between the option exercise price and the closing price of the common stock as reported on the NASDAQ Market on the date of the exercise, multiplied by the number of shares to which the exercise relates.

(2)

Based on the closing market value of the common stock as of December 27, 2002 as reported on the NASDAQ Market ($9.88), minus the exercise price, multiplied by the number of shares underlying the option.

(3)	Does not include Mirror Options. See Executive Officer Option Grants for Fiscal 2002 for a description of the Mirror Options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information concerning Wild Oats Markets, Inc. common stock authorized for issuance under the Company’s equity compensation plans as of December 28, 2002:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders
	2,559,725	$ 10.9090	795,238
Equity compensation plans not approved by security holders (3)
	871,711	8.4986	3,870
TOTAL	3,431,436 ========	$ 10.3002 =======	799,108 =======

____________________

(1)	In dollars per share.
(2)	Excludes securities reflected in column (a) above.
(3)	See Executive Officer Option Grants for Fiscal 2002 and Employment Agreements for a narrative summary of the material features of each plan.

EMPLOYMENT AGREEMENTS

Perry D. Odak. The Company and Perry D. Odak, the Company’s current Chief Executive Officer and President, entered into an employment agreement, dated March 6, 2001 (the "Employment Agreement"), for a term of five years. Pursuant to the Employment Agreement and amendments thereto, Mr. Odak will receive a base salary of $500,000 per annum, together with a guaranteed bonus of $250,000, that was payable on October 20, 2002 if Mr. Odak was employed with the Company at that time. See Transactions With Management for further discussion of  Mr. Odak's bonus. The Compensation Committee will review the amounts of subsequent bonus payments annually. Mr. Odak will have the right to receive a supplemental bonus if the fair market value of the Company’s stock, as measured by the closing price on NASDAQ for the preceding 120 consecutive trading days, shall equal at least $30 per share or a change of control occurs and the fair market value of the stock is at least $20 per share. The amount of this supplemental bonus will be $9.2 million plus any interest that would accrue thereon at a rate of 7.5% per annum. In March 2001, pursuant to the Employment Agreement, Mr. Odak exercised his right to purchase from the Company a number of shares of the common stock equal to five percent (5%) of the outstanding shares, on a fully diluted basis. See Management Indebtedness for a discussion of Mr. Odak’s purchase of 1,332,649 shares of common stock.

In the event that the Company issues additional shares of common stock pursuant to a capital raising transaction and certain other conditions are met, the Employment Agreement provides that the Company shall automatically grant to Mr. Odak options to acquire such additional number of shares of common stock sufficient to maintain his interest at five percent (5%) of the outstanding common stock. In May 2002, the Board amended the Employment Agreement to extend through December 2002 the period during which the issuance by the Company of additional securities as part of a capital raising transaction would entitle Mr. Odak to receive a grant of stock options exercisable for the Company’s common stock. In August 2002, the Board approved an amendment to the Employment Agreement, pursuant to which up to 70,000 of the stock options to which Mr. Odak would be entitled under his Employment Agreement as a result of the closing of a capital raising transaction could be granted to other employees of the Company designated by Mr. Odak. Options for 164,211 shares were to Mr. Odak granted upon the closing of a capital raising transaction for 4.45 million shares of the Company’s common stock in September 2002, have a 10-year term, vest over four years and have an exercise price equal to the closing price of the Company’s stock on the date the capital-raising transaction was concluded. At that time, 70,000 additional options were granted to executives designated by Mr. Odak. The Company issued an additional 70,000 Mirror Options to Mr. Odak, provided that the Mirror Options granted to Mr. Odak are only exercisable as the options granted to the designated executives terminate (as opposed to expire) without exercise. See Executive Officer Option Grants for Fiscal 2002 for an additional discussion of the Mirror Options.

The Employment Agreement may be terminated at any time by the Company for cause, as defined. If terminated for cause, the Company shall have no further obligation or liability to Mr. Odak, other than payment of the base amount earned and unpaid at the date of termination and payments or reimbursement of business expenses accrued prior to the date of termination. The Company also may terminate the Employment Agreement other than for cause, including a change in control, as defined by the Employment Agreement, in which event the Company has the continuing obligation to pay Mr. Odak his base salary for 36 months following termination. Additionally, the Company will continue to contribute, for the period during which the base salary is continued, the cost of Mr. Odak’s participation (including his family) in the Company’s group medical and hospitalization insurance plans and group life insurance plan, provided that if Mr. Odak is not entitled to such coverage, the Company will reimburse Mr. Odak for the cost of obtaining such coverage.

In event of Mr. Odak’s death, the Company will pay to his designated beneficiary or, if no beneficiary has been designated by Mr. Odak, to his estate, any earned and unpaid base salary and reimbursement of business expenses accrued prior to the date of death. In the event that Mr. Odak becomes disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for 90 days, the Company may terminate him upon 30 days written notice. Mr. Odak may terminate his employment with the Company for good reason, as defined. A termination by Mr. Odak for good reason and in the absence of circumstances that would entitled the Company to terminate Mr. Odak for cause will be treated as a termination by the Company other than for cause and Mr. Odak will retain the same benefits provided for thereunder.

Bruce Bowman. The Company and Bruce Bowman entered into an employment agreement dated May 21, 2001 for a term of two years. Pursuant to the Employment Agreement, Mr. Bowman will receive a base salary of $280,000 per annum, together with a bonus of $50,000, payable on before May 1, 2002, assuming Mr. Bowman meets certain performance criteria. Mr. Bowman also received a grant of 180,000 nonqualified stock options pursuant to the Bruce Bowman 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Bowman to accept employment with the Company. The Company may terminate the Employment Agreement at any time for cause, as defined. If terminated for cause, the Company shall have no further obligation or liability to Mr. Bowman, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Bowman’s employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Bowman his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Bowman’s term of employment at the time of termination. As part of such agreement, Mr. Bowman has agreed to maintain as confidential the Company’s proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company’s stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Bowman is prohibited from interfering with the Company’s relationship with its employees or suppliers or other business relations.

Stephen Kaczynski. The Company and Mr. Kaczynski entered into an employment agreement in dated April 24, 2001 for a term of two years. Pursuant to the Employment Agreement, Mr. Kaczynski will receive a base salary of $250,000 per annum, together with signing bonus of $50,000. Mr. Kaczynski also received a grant of 50,000 nonqualified stock options pursuant to the Stephen Kaczynski 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Kaczynski to accept employment with the Company. The Company for cause, as defined, may terminate the Employment Agreement at any time. If terminated for cause, the Company shall have no further obligation or liability to Mr. Kaczynski, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Kaczynski’s employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Kaczynski his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Kaczynski’s term of employment at the time of termination. As part of such agreement, Mr. Kaczynski has agreed to maintain as confidential the Company’s proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company’s stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Kaczynski is prohibited from interfering with the Company’s relationship with its employees or suppliers or other business relations.

Edward Dunlap. The Company and Mr. Dunlap entered into an employment agreement dated December 17, 2001 for a term of one year. Pursuant to the Employment Agreement, Mr. Dunlap receives a base salary of $260,000 per annum, together with a minimum first year bonus of $75,000. Mr. Dunlap also received a grant of 120,000 nonqualified stock options pursuant to the Edward Dunlap 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Dunlap accept employment with the Company. The Company for cause, as defined, may terminate the Employment Agreement at any time. If terminated for cause, the Company shall have no further obligation or liability to Mr. Dunlap, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Dunlap’s employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Dunlap his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Dunlap’s term of employment at the time of termination. As part of such agreement, Mr. Dunlap has agreed to maintain as confidential the Company’s proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company’s stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Dunlap is prohibited from interfering with the Company’s relationship with its employees or suppliers or other business relations.

EXECUTIVE SEVERANCE AGREEMENTS

The Company has entered into severance agreements with each of the Company’s executive officers, other than Perry Odak, which provide for certain payments in the event the individual's employment with the Company is terminated by the Company other than for "cause" (as defined in such agreements) or by the individual for "good reason" (as defined in such agreements), in each case within 24 months following a "change in control" (as defined in such agreements) of the Company.

The principle benefits under the agreements consist of (i) a lump sum severance payment equal to two times the individual's salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on the individual's behalf to the Company's savings plan had the individual's employment continued for 2 additional years, (iii) accelerated vesting of all options, (iv) continuation of life, disability, accident and health insurance benefits for a period of 2 years following such termination of employment, and (v) a payment equal to the amount necessary to reimburse the individual for the full effect of any excise tax levied on "excise parachute payments".

If the executive officer's employment is terminated by the Company other than for "cause" or by the individual for "good reason" following a "change in control", then for two (2) years following such termination of employment, the individual will be subject to certain restrictive covenants relating to non competition and solicitation of employees, customers or suppliers of the Company. See Employment Agreements – Perry D. Odak for disclosure of the severance provisions of Mr. Odak’s employment agreement.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee (the "Committee") is currently comprised of three non-employee directors: Messrs. Chamberlain, Gallitano and McElwee. Mr. Gallitano joined the Compensation Committee in March 2002. The Committee is responsible for setting and administering the policies that govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and determines compensation of the Chief Executive Officer (the "CEO") as well as the compensation of the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other independent grocers and retail companies.

The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, in the past the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In 2001 the Committee shifted the weight of compensation established for newly hired and retained executives to more competitive base salaries. In general for fiscal 2002, the salaries, bonuses and stock option awards of executive officers were linked to the Company’s achievement of corporate performance criteria with respect to public company matters and Company growth, as well as individual performance goals. No cash bonuses were awarded by the Board to executive officers for 2002 performance. The Company made merit grants of 70,000 stock options to executive officers for 2002 performance.

BASE SALARY

The base salaries for all but one of the executive officers of the Company were established at or above the mid-point of the range for similarly sized companies, based on sales revenues, included in the compensation surveys considered by the Committee. The surveys used to review base salaries include industry surveys prepared by retail trade organizations in the grocery industry, compensation evaluations prepared by a consultant engaged by the Company in 2002, regional compensation surveys for Colorado, where the Company’s headquarters are located and its executives perform their duties, and surveys of compensation levels disclosed in comparable companies’ proxy disclosures on management compensation. In establishing such salaries, the Committee also considers each officer’s level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives or, for newly hired executives, the overall importance of such executives’ positions to the achievement of short- and long-term goals of the Company.

BONUSES

Bonuses in the form of $500.00 gift certificates to be applied to purchases made at the Company’s stores were awarded to all home office staff members, excluding some executive officers, of the Company for 2002 performance. In addition, Bruce Bowman, Company’s Senior Vice President of Operations, received a bonus of $50,000, pursuant to the terms of his employment agreement and Ed Dunlap, the Company’s Chief Financial Officer, received a bonus of $75,000 pursuant to the terms of his employment agreement. See Employment Agreements – Bruce Bowman and Employment Agreements – Ed Dunlap. As part of Mr. Odak’s employment agreement, the Company agreed to purchase his home in York, Pennsylvania if he was unable to sell it within a specified period of time. In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. At December 28, 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. On March 6, 2003, the Company remitted the $1.6 million to the relocation service.

STOCK OPTION GRANTS

The 1996 Plan was established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to executive, managerial-level and other eligible employees. The Compensation Committee reviews and approves management recommendations regarding stock option grants on a quarterly basis. The Committee continues to view the award of stock options as a valuable tool for long-term retention of executives and alignment of executives with shareholder interests. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the executive in comparison to other executives and the total number of stock options available to be awarded under the Plan. The Committee also considers the stock option practices of a self-selected group of other independent grocers and other retail companies. In 2002, an aggregate number of 503,901 stock options were granted to employees, of which 140,000 were granted to executive officers.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified Deferred Compensation Plan for executive officers and senior-level employees. Eligible employees may contribute a portion of base salary or bonuses to the plan annually. The DCP provides for additional matching contributions by the Company in an amount determined by the Company prior to the end of each plan year. The plan was implemented to provide executives and senior-level employees with the opportunity to make contributions to a retirement plan where the limitations imposed by the Internal Revenue Code 401(m), governing the maximum contribution that may be made to a retirement plan such as a 401(k) plan based upon the average contribution made, would not apply. The Deferred Compensation Plan is not deemed to be a defined benefit plan, and the funds contributed by executives and senior-level employees are considered to be general funds of the Company and are not segregated.

CEO COMPENSATION

Perry Odak joined the Company as its Chief Executive Officer and President in March 2001. Mr. Odak’s compensation is set at $500,000 per year pursuant to the terms of his employment contract, as described above. Mr. Odak’s annual base salary may be increased at the Committee’s discretion based on an annual review. Mr. Odak also is entitled to certain additional incentive compensation for each fiscal year during the term of his employment agreement, based on his meeting performance criteria established by the Board of Directors. As part of Mr. Odak’s employment agreement, the Company agreed to purchase his home in York, Pennsylvania if he was unable to sell it within a specified period of time. In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. At December 28, 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. On March 6, 2003, the company remitted the $1.6 million to the relocation service. The amount of additional incentive compensation is to be determined by a review of Mr. Odak’s achievement of certain performance goals in accordance with a bonus or short-term incentive compensation program established by the Board for Mr. Odak or all senior executives.

Mr. Odak’s initial salary level set forth in the Employment Agreement was the result of negotiations between Mr. Odak and the Committee, taking into consideration the Company’s need for an experienced and proven executive who could reverse the Company’s declining results of operations, as well as Mr. Odak’s experience, past salary levels and applicable expertise to the challenges being faced by the Company. The Committee also considered formal salary surveys for the chief executive officers and recommendations of executive recruiters hired by the Company to assist in identifying and placing a qualified and experienced CEO. The Committee considered the relationship of the Company’s past financial and operating performance and the challenges it faced to Mr. Odak’s compensation and found his compensation to be appropriate, and did not award a bonus other than the bonus set forth in Mr. Odak’s employment agreement.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for Federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options granted pursuant to the Company’s Equity Incentive Plan are intended to satisfy the requirements for the "performance-based compensation" exemption. As a result and at the present time, the Board does not believe that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. The Board has not yet established a policy for determining whether forms of incentive compensation, other than stock options, awarded to its Named Executive Officers will be designed to qualify as "performance-based compensation." The Board will continue to evaluate the effects of the statute and to comply with Code section 162(m) in the future to the extent consistent with the best interests of the Company.

2002 COMPENSATION COMMITTEE

David M. Chamberlain

David Gallitano

James B. McElwee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chamberlain, Gallitano and McElwee currently serve as members of the Compensation Committee. The entire Board of Directors determines the compensation of Messrs. Chamberlain, Gallitano and McElwee.

PERFORMANCE CHART

The following graph sets forth the stock price performance of the Company’s common stock for the period beginning December 26, 1997 and ending December 27, 2002, as contrasted with the NASDAQ Stock Market-US Index and the Russell 2000 Index. The graph assumes $100 was invested at the beginning of the period and any dividends paid during the period were reinvested.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Freya R. Brier
Vice President and Secretary
Boulder, Colorado
March 27, 2003